[Letterhead of David R. High, Esq.]





                                                                   EXHIBIT 5.3



                                          June 24, 2002


DQE, Inc.
411 Seventh Avenue
Pittsburgh, Pennsylvania  15219

Ladies and Gentlemen:

         I am Vice President and General Counsel for DQE, Inc., a corporation organized under the laws of the Commonwealth of Pennsylvania ("DQE"). I have acted as counsel to DQE in connection with the proposed issuance and sale of 15,000,000 shares, and up to an additional 2,250,000 shares pursuant to an overallotment option (collectively, the "Shares"), of DQE's Common Stock, no par value, as contemplated by the Registration Statement on Form S-3 filed by DQE with the Securities and Exchange Commission in File Nos. 333-85612 and 333-85612-01, as amended (the "Registration Statement"), for the registration of the Shares, among other securities, under the Securities Act of 1933, as amended (the "Act"). The Registration Statement has become effective under the Act. A prospectus dated June 7, 2002, as supplemented by a prospectus supplement dated June 20, 2002 (the "Prospectus"), is proposed to be filed by DQE with the Commission on or about the date hereof.

         I have examined such corporate records, certificates and other documents and have reviewed such questions of law as I have considered necessary or appropriate for purposes of the opinions expressed below. Based on such examination and review, I advise you that I am of the opinion that, when issued and delivered, against payment therefor, in accordance with the terms and conditions described in the Prospectus, the Shares will be legally issued, fully paid and non-assessable.

         The foregoing opinion does not pass upon the matter of compliance with "blue sky" laws or similar laws of any state relating to the distribution of the Shares by the underwriters.

         I hereby authorize and consent to the use of this opinion as Exhibit
5.3 to the Registration Statement, and authorize and consent to the reference to me in the Registration Statement and the Prospectus.

         I am a member of the Pennsylvania Bar and do not hold myself out as an expert on the laws of any other state. The opinion expressed herein is limited to the laws of the Commonwealth of Pennsylvania. As to all matters governed by the laws of the State of New York, I have relied upon the opinion of even date


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herewith of Thelen Reid & Priest LLP, special counsel for DQE, which is being filed as Exhibit 5.4 to the Registration Statement.

         In rendering their opinion, Thelen Reid & Priest LLP may rely upon this opinion as to all matters of Pennsylvania law addressed herein as if this opinion were addressed directly to them. Except as aforesaid, without my prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other person or entity for any purpose.

                                          Very truly yours,

                                          /s/ David R. High

                                          David R. High
                                          Vice President and General Counsel
                                          DQE, Inc.